CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2013, relating to the financial statements and financial highlights of M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund, a series of Trust for Professional Managers, for the period ended May 31, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
September 25, 2013

Registered with the Public Company Accounting Oversight Board